UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 30, 2007
Dana Corporation
(Exact name of registrant as specified in its charter)

Virginia	1-1063	34-4361040

(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification Number)

4500 Dorr Street, Toledo, Ohio	43615

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (419) 535-4500
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01. Financial Statements and Exhibits
Signatures
Exhibit Index
Exhibit 99.1

Item 5.01. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (e) Annual Incentive Plan. The Board of Directors (the Board) of Dana Corporation (Dana) approved the Dana Corporation Annual Incentive Plan (the Plan) in February 2006, in the ordinary course of business, in order to provide performance-based cash incentives to certain employees of Dana and its subsidiaries in 2006 and 2007. Under the Plan, award opportunities are available to three groups of employees (“Critical Leaders” and “Key Leaders” designated by the Compensation Committee of the Board and “Dana Leaders” designated by Dana’s Chief Executive Officer) based on the achievement of performance goals established by the Board for the first six months of the year and for the full year. Incentive awards, if earned, are calculated and paid semi-annually. Four of Dana’s named executive officers (Michael J. Burns, Michael L. DeBacker, Paul E. Miller and Nick L. Stanage) participate in the Plan as Critical Leaders and one other executive officer participates as a Key Leader. There are in total 40 Critical and Key Leaders in 2007.
     Dana and certain of its subsidiaries are presently operating under Chapter 11 of the United States Bankruptcy Code. Their Chapter 11 cases are pending in the United States Bankruptcy Court for the Southern District of New York, where they have been consolidated under the caption In re Dana Corporation, et al., Case No. 06-10354 (BRL). Official committees of unsecured creditors (the Creditors Committee) and retirees not represented by unions (the Retiree Committee) have been appointed in the bankruptcy cases.
     On March 30, 2007, following consultation with the Creditors Committee, Dana’s Board set certain corporate and product group EBITDAR performance goals under the Plan for the 2007 first-half and full-year performance periods. For Plan purposes, “EBITDAR” means earnings before interest, taxes, depreciation, amortization and certain restructuring and reorganization charges. The EBITDAR definition for the Plan is consistent with that in Dana’s debtor-in-possession credit facility, except that it excludes any savings from negotiations with organized labor and the Retiree Committee. The Board also set payout opportunities for achievement of the 2007 EBITDAR goals at the target level ranging from 12% to 200% of the participants’ annual base salaries, depending on their responsibilities. At the target performance level, Mr. Burns’ payout opportunity is 200% of his salary, Messrs. DeBacker’s and Miller’s payout opportunities are 120% of their salaries, and Mr. Stanage’s payout opportunity is 100% of his salary. At the threshold performance level, the payout opportunities are 50% of the target payouts for all Plan participants. At the maximum performance level, the payout opportunities are 200% of the target payouts for the Critical and Key Leaders and 125% of the target payouts for the Dana Leaders.
     Also on March 30, 2007, the Board, through its Compensation Committee, determined to focus the 2007 incentives for the Critical and Key leaders primarily on full-year performance and the Plan was amended accordingly. A copy of the amendment is attached to this report as Exhibit 99.1. Under the amendment, if Dana’s 2007 half-year performance goals are achieved, any interim payouts for the Critical and Key Leaders will be limited to one-half of the amount of their interim awards and the other half of such awards will be earned and paid out only upon the achievement of certain performance goals for the full year. Specifically, the second half of the interim awards will be earned and paid incrementally based on the achievement of Dana’s full-year corporate EBITDAR performance goals, starting with the achievement of corporate EBITDAR midway between the goals at the threshold and target levels for the full year and reaching 100% with the achievement of the corporate EBITDAR goal at the target level for the full year. Consequently, if Dana does not achieve full-year corporate EBITDAR at least equal to the midpoint between the threshold and target goals, the Critical and Key Leaders will forfeit the second half of the amount of their interim awards. This provision applies only to the Critical and Key Leaders, who have the greatest responsibility for achieving the full-year goals, and not to the Dana Leaders, whose responsibilities, while important to Dana’s reorganization efforts, are more limited. The Creditors Committee has approved this approach.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits. The following exhibit is filed with this report.

Exhibit No.	Description
99.1	First Amendment to the Dana Corporation Annual Incentive Plan, adopted March 30, 2007

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dana Corporation (Registrant)
Date: April 5, 2007	By:	/s/ Michael L. DeBacker
Michael L. DeBacker
Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
99.1	First Amendment to the Dana Corporation Annual Incentive Plan, adopted March 30, 2007

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